UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 27, 2008

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 30, 2008.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 16, 18, 19, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 32, 33, 34, 35, 37, 38, 41, 43, 45, 47, 48 and 49 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 8, 2008

1.             I believe that there was supposed to be an 8-k released shortly after the last quarterly release answering investor’s questions, I never saw this published, did I miss it or was there a reason for it not being released?

You didn’t miss it; we didn’t publish it.  The relevant responses to those questions from last quarter, however, are included in this 8-K.  There were obviously some reasons why we were not able to publish an 8-K last quarter, but having taken a few stabs at explaining them in preparing this response, they came off, on paper anyway, as sounding more like excuses than reasons.  Accordingly, we offer neither, only our apologies.  We’ve been asked if our lack of response was a result of the ongoing Department of Justice (DOJ) investigation.  We do not believe that this was the case.  That said, one should not read too much into the fact that we have not published an 8-K for a while.  To paraphrase Freud “Sometimes a late 8-K is just a late 8-K.”  We suppose, however, that the argument could be made that much of the time spent dealing with the critical matters associated with complying with the DOJ’s subpoena took up much, if not all, of the normal “filler” time that we typically used to research and write these 8-K’s.  The additional pressure has come while we have attempted to keep these issues from diverting us from doing the day-to-day kinds of things that are required to meet our customer’s service requirements.

2.             Could you please provide some color on the strength of Europe in the 2nd Quarter? Was the source of strength more noticeable from US exports or Asian exports? Several other global transportation providers noticed a significant slowdown in the month of June in Europe. Did Expeditors experience similar trends?

As our 2008 2nd quarter results showed, Europe and the Middle East (referred to internally as EMAIR) made a very strong showing as compared with the prior years’ results. The strength among our European and Middle East offices was rather well-balanced, particularly among the major offices in this region. The source of the strength came from exports in the Indian sub-continent as well as from stronger imports from Asia and from North America into the other areas.  Improvements also came from cost control and productivity initiatives in Europe.  As for the month of June 2008, as far as European profitability was concerned, Europe performed just fine for us and we did not note the kind of significant slowdown apparently experienced by others in our industry.  However, based on export volumes from Asia and the U.S., which we address in our response to question 17, tonnage imports into Europe could have been down slightly.

3.             Why have the year-over-year earnings before income tax (EBIT) growth trends in your European geography been volatile on a quarterly basis since the beginning of 2007?

We actually measure operating income as opposed to EBIT in evaluating operational results.  In our case, there is not a big difference between these two, but, to be completely forthright we feel compelled to clarify that point.  We think the term “volatile” used in this context is an interesting choice of words to describe the trend of our results in Europe over the last two years.   Perhaps a more accurate description would be “dynamic.”  We would counter that our trend, i.e. the direction, in Europe as a whole, particularly for the last eight years and superficially for the last three years, has been overwhelmingly positive.  That isn’t just a subjective counterargument, it is a very objective measurement.  Since reporting our results for the 2nd quarter 2005, quarterly operating income in our European region is up 137%.  That’s a compound annual growth rate of 33% over the past three years; not a bad record...we’re basically doubling our business every 2.2 years.  While the quarter-to-quarter progress in Europe might not have been as “linear” when compared with other markets in which we operate, the trend itself is one of steady growth and solid progress. While we’ve had more progress in some quarters than others, we have confidence in our management team and their focus.  To that end, we don’t find it beneficial to pluck the flowers from the flower-bed every quarter to check to see how the roots are growing.

As for the possible reasons that things in Europe may not have progressed as “linearly” as some of our other areas, we can’t point to one overarching factor. Despite the influences of a shrinking globe driven by more universal communication mediums like the internet, satellite television and the ever-present cell phone, Europe remains so enigmatic in so many ways, even to other Europeans of differing social phylum.  There is a mind-boggling amount of cultural differences driven by linguistic, historical, economical and political diversity in what realistically is a relatively small amount of the global land mass.  All this diversity creates an atmosphere of selective co-operation that contrasts somewhat to the more common cultural elements found in our other major areas of operation.  As a result, the cultural buy-in that is so critical to success in Expeditors’ offices globally has come a bit more slowly in Europe than in other areas…but it does come if one is willing to progress experientially.  That means working with our people and having them be able to see for themselves the benefits of adopting the Expeditors’ culture, even at the expense of having them struggle a little bit as they learn this lesson.  This requires one to be willing to take two steps forward and a half or full step backwards more often than in our other geographical regions.  In addition, because of some of the rather unique European institutional issues, staffing costs are among the highest, per head, in the world and the margin of error in recruiting and training new employees is much smaller than is found in other areas.  From our experience, despite its best attempts to project itself as one homogenous brand labeled the “European Union,” the countries in Europe, with all the aforementioned diversity, augmented by differing taxation policies and somewhat independent budgeting and spending procedures, even with a large block that uses the same currency, remain much more distinct, than they do alike.  That all said, when you’re returning 33% compound growth rate on your long-term plan, we think you stay with that plan.  It’s working well and we’re very satisfied with what has been and is being accomplished.

4.             Have the rising dollar amount of fuel surcharges and the change to a floating fuel surcharges in ocean changed how Expeditors approaches its core business transactions with customers?  Has Expeditors had any difficulty passing through the high fuel surcharges in a timely fashion?

We didn’t intend this response to turn into a tribute to George Carlin, the recently deceased comedian who became famous in the 1970’s for his “Seven Words You Can Never Say on Television” routine.  However, the more we contemplated the question, the more we recognized that there probably are some similarities between how we feel when talking with some of our customers about the current fuel and surcharge situation and how Carlin felt in the 1970’s when he was arrested and a broadcaster cited by the Federal Communications Commission.  There are just some words that are problems and whose usage shocks, offends or angers a certain percentage of the populace.  One difference, however, is that Carlin said these words not because he had to, but because he wanted to. We on the other hand end up having discussions not because we want to, but because we must.  Unlike Carlin, who deliberately looked for reasons to use provocative words to “push the envelope,” we would rather not have these discussions.  However, because we cannot absorb rising fuel costs and still provide the level of service our customers have come to expect or deliver returns to our employees and our shareholders, we need to have these conversations with the difficult words included.

So what are our difficult words?  It shouldn’t surprise anyone that the topic of “fuel” has nearly ascended to the status of becoming the new “F” word.  Combined with the issue of “surcharges” (a very ominous sounding “S” word), we are constantly searching for eloquent and socially acceptable ways of dealing with a reality that will remain a reality as long as carriers continue to impose surcharges to attempt to compensate for rising fuel costs.  Our core approach to these two topics has not changed.  The topic of fuel is obviously sensitive, but it is, or should be, very real, as anyone who follows the energy markets (or puts gas in their car every week) should be able to readily attest.  It will continue to be a subject for ongoing discussion and negotiation.  Higher costs, fuel or otherwise, are always a challenging element of our role as a non-asset integrated supplier of logistics services.  Regardless of how you describe it, passing on these costs, in whatever form you are able, is always a challenge.  At the end of the day, however, because higher fuel costs are in fact a very transparent reality, there is only so much one can afford to absorb before your own business goes from profitable to unprofitable.  All of our customers are in business and have the same pressures.  That means that usually we can come to a reasonable accommodation that is an equitable way to allocate price.  These discussions take time, and we’re not always able to pass these additional costs on as quickly as we’d like, but generally we’re able to do so.

In conclusion, we have to observe that the advent of cable television provided George Carlin with the ability to spout his 7 words that he could not spout during the 1970’s on commercial airwaves.  The interesting corollary here was that the rules for what one can or cannot say on TV don’t appear to have changed all that much…we suspect any one of the 7 banned words blurted out during commercial prime-time television would earn a call from the Federal Communications Commission. What changed is new technology deployed in a new way. Those who pay more for TV can pretty much listen to whatever they wish.  Somehow, we believe that advances in technology and process will provide the kind of transparency that will make these kinds of discussions more simple, more direct and more meaningful.

5.             To what extent does Expeditors participate in the U.S. export market?  What percentage of revenues and volumes are U.S. exports? And what is the Expeditors mix between air and ocean for exports?

In the airfreight markets, according to the latest published Cargo Network Services/International Air Transport Association (CNS/IATA) ranking (for 2006...2007 figures have not been released), we’re the second largest export airfreight forwarder in the United States.  While we are still quite a ways behind the largest, we like our trend.  Although we used to refer to our U.S. export program as “anemic,” it’s been quite a while since we’ve used that term.   We have experienced air export departments in our branches and we have very skilled and efficient gateway operations in major cornerstone locations that provide even our smallest inland offices with the ability to offer competitive air export capabilities to their customers.

We see air and ocean export operations more as complementary global products that we can offer our customers, than we see them as internally competing services pitted against each other. When customers require their services to be moved by air, we offer airfreight.  If they require ocean freight, we have that capability as well.  In some cases, they may need both, and we are perfectly suited to handle both, concurrently if needed.  Accordingly, we don’t really know how to answer your question about what our mix is between air and ocean exports.

6.             In your opinion, did the China Olympics and Northern China factory shut down change trade patterns to the benefit or detriment of Expeditors in 2nd Quarter of 2008? Will it have any noticeable impact on supply/demand during the second half or 2008?

We don’t believe that any production curtailments that occurred in association with the Olympics around Beijing and in Northern China had a detrimental effect on the 2nd quarter 2008 figures.  Supply and demand in the second half of the year will be reacting to orders that have already been made and the amount of those orders themselves would not seem to us to be impacted by the Olympics.  So much of the manufacturing capability in China is in areas that are far removed from the influence of the Olympics. Accordingly, it seems unlikely that a material shift in supply and demand would be caused by the Olympic games.

7.             Could you please discuss the availability of export boxes in the U.S.? How often do you outright purchase boxes for one-way moves?

There is a great deal of work being done to organize box availability for U.S. exports, particularly from inland locations.  If by purchasing, you mean “owning” the assets, we do not own any containers, nor is it in our strategy to do so. We do work with the steamship lines and with our import customers to be able to position and turn their inbound containers to certain markets to meet export needs of our ocean export customers.  It is a challenge right now, but it remains manageable.

8.             Could you please provide the percentages of your customs brokerage business that are associated with airfreight shipments, ocean freight shipments, and other, respectively?

Our internal studies have shown that we clear (perform customs clearance formalities for) approximately 75-80% of the freight that we carry on our house paper.  This figure has remained fairly constant over the years, so we have no reason to believe that this has shifted since the last time that we looked into it.

9.             Could you please discuss the industry capacity dynamics for both airfreight and ocean freight?  How available is ocean freight capacity?  Any concerns regarding the availability of air cargo capacity given the potential for air cargo providers to pull planes out of service with rising fuel prices?

Despite the parking in the desert of older, less fuel-efficient assets on the airfreight side, there does appear to be sufficient capacity to handle current demand. This statement is reinforced by the fact that we have not, to date, had to use charters on the transpacific routes.  While we have used charters for some other routes, primarily to guarantee service capability, as of yet, they don’t seem to be making an appearance on the larger volume transpacific routes. We are, however, watching the East Coast very closely as the majority of regularly scheduled airline capacity pulled has been to that region.

As for ocean freight, inbound space capacity is not a problem.  Export space capacity is challenging, but in general we seem to be adequately managing our customers’ requirements.  We understand that there are those who are quite challenged in finding export space capacity in selective markets.  In the Midwest, a great deal of effort is going in to making sure export customers have adequate access to containers.  We also seem to be managing that fine.  There is quite a bit of new capacity planned to come into the market.  There might be some question about how much of that capacity will be entered into the market as planned, but…either way, we don’t see capacity emerging as a problem in the ocean freight market in the near future.

10.          Why did legal and associated costs rise so much from the 1st quarter 2008 to the 2nd quarter 2008? Please breakdown the split between legal fees associated with the DoJ investigation, the civil suit, the U.K. investigation and the non-legal fees related to additional data tapes and the like. What is a reasonable run rate through the remainder of the year for legal fees and associated costs ($3.7M in 4Q, $1.6M in 1Q and $5.3M in 2Q pre-tax)?  Finally, could you please provide some guidance with the trend you foresee in legal expenses going forward?   Are you expecting them to ramp up or stay within the similar $1-6M/ quarter level? Any thoughts would be helpful.

A reasonable run rate, in our mind, would be zero.  Realistically, “zero” isn’t going to happen anytime soon.  That having been said, the reason for the spike in amounts spent this quarter has to do with the amount of work that was done in complying with the terms of the DOJ’S subpoena and a conscientious decision to get this information compiled sooner as opposed to later.  We’d like to make some kind of a definitive statement as to when this will be over, but it is largely out of our hands.  While much of what is being done currently is directly related to the DOJ investigation, it is important to understand that there are three separate legal proceedings going on here when you also consider the European Commission Request for Information (RFI) and the Class Action Civil Lawsuit.  While there is a great deal of cross-over among the three, the majority of this quarter’s expenses were related to the DOJ investigation and the vast majority of those expenses were for our attorneys…all of which did nothing but create sympathy for the views of Shakespeares’ comic villain, Dick the Butcher, from Henry VI (Act IV, Part 2).

As for future trends, a trend would imply predictability, which does not appear to be a salient characteristic of the legal profession.  Finally, while there isn’t a lot that can be stated publicly about the DOJ investigation, our desire for it to be completed can’t be overstated.

11.          Please provide an update on volume and capacity trends along the U.S. to Asia, Asia to U.S., Asia to Europe and Intra-Asia trade lanes.

Globally, volumes remain ahead of last year.  While up modestly, our volumes are up on the majority of our lanes. There are some lanes (Asia to U.S. ocean for example), where the overall market is down slightly year-over-year, but we seem to be ahead of the market trend.  U.S. exports to Asia are up in both ocean and airfreight as are U.S. exports to Europe.  Asia to Europe is up over last year.  Intra-Asia is growing, but perhaps not to the extent noted in the past several years.

12.          Please directionally discuss your Gross Yield expectations in the second half of 2008 for Air, Ocean and Customs Brokerage.

Without making predictions, we’d point out that qualitatively, yields typically tighten during the last part of any year.  Quantitatively, by how much they will tighten this year, we would not venture to guess.   That said, we again hasten to point out that yield comparisons, in and of themselves, usually don’t tell the entire story.  During times of stable pricing, an analysis of yields can be enlightening.  In a time of changing prices, an analysis solely limited to a yield comparison can actually obscure what is important.  As surcharges are applied by the carriers and as these surcharges are passed on, the net revenue per kilo can stay the same (something that is meaningful to us), despite the yield dropping, as the net revenue, which remains more or less constant, becomes a smaller percentage of overall gross revenue.

This dynamic holds true on the ocean side as well, albeit ocean peaks a little earlier than air and ocean can actually start to expand somewhat during the 4th quarter.  Being a regulated market, there tends to be a little more order in the price movements in the ocean market as compared with the airfreight markets.

Yields on customs brokerage really don’t tell us much, as customs brokerage is a fee-based service.  The yields that are shown relate to components of business that are accessorial in nature and until the SEC clarified their preference and issued rules to require that they be reported on a gross basis, they were reported “net” in our financial statements.  On our internal management reports, however, our managers still only see the number, as that is the number that is most meaningful to them and the number they manage to.

13.          How has the large year over year increase in fuel surcharge revenue during 2nd Quarter 2008 impacted your Gross Yields? Was the impact more pronounced in Air versus Ocean? Excluding fuel surcharge in both gross and net revenue in both years, would gross yields have expanded or contracted in the 2nd Quarter 2008 relative to 2nd Quarter 2007?

In reviewing your question, we would point out that, although fuel surcharges are added to airfreight revenue, there are only a “passed on” reflection of what we record in airfreight consolidation costs.

As noted in our response to question 12 above, our overall net revenue per kilo on the airfreight side changed very little between the two quarters you asked about. We would therefore have to conclude that higher costs and higher revenues created lower yields…again, something that doesn’t particularly concern us in light of how we got there.  The ocean side of our business was also influenced by fuel increases and, accordingly, our ocean costs rose as well.

Finally, had fuel price increases not resulted in higher surcharges, it looks to us like yields would have been pretty much the same as last year.  We’re not sure how meaningful that observation is, but mathematically it seems to follow sound logic.

14.          What is the impact to gross yields and EBIT margin as U.S. imports have weakened and exports strengthened? How does the mix shift between weaker imports and stronger exports impact how and where revenue is recognized in your different regional segments? Does this mix shift impact the margin on your Customs Brokerage business?

Gross revenues and gross costs are always recorded in the office that processes the ocean or air export shipments, regardless of where that office is or what the surcharge amount might be. That fact is axiomatic. The destination office records a fee for providing destination coordination. The destination fee is a component of the origin office’s costs—so we can eliminate these against each other when we consolidate our numbers each quarter for external financial reporting purposes.  As exports weaken, and imports increase, the shift would reflect less gross revenue volumes, but net revenues would probably not change that much.  If exports are shrinking because of currency valuation issues, that would imply that there should be import opportunities in that market that can be, and generally are being, acquired as customers. The net revenue margin could go down somewhat in these instances, but the operating margin (operating income divided by net revenue) should not be all that different. (As noted in our response to question 3, we focus on operating income, not EBIT, when measuring operational effectiveness.)

Customs brokerage is not affected except to the extent that the total amount of consignments falls.

15.          What was the FTE headcount for the 1st quarter 2008 and 2nd quarter 2008?

1st Quarter 2008 v 2007  Expeditors Headcount Figures

	31-Mar-08	31-Mar-07	Diff	% Diff
N. America	4,474	4,433	41	0.9%
Asia	3,403	3,095	308	10.0%
Europe & Africa	1,967	1,877	90	4.8%
Middle East	1,018	909	109	12.0%
S. America	630	589	41	7.0%
Australasia	217	213	4	1.9%
IS	514	517	-3	5.8%
Corporate	169	166	3	1.8%
Total	12,392	11,799	593	5.3%

2nd Quarter 2008 v 2007-  Expeditors Headcount Figures

	30-Jun-08	30-Jun-07	Diff	% Diff
N. America	4,490	4,391	99	1.5%
Asia	3,527	3,205	322	10.0%
Europe & Africa	1,970	1,879	91	4.8%
Middle East	1,045	930	115	12.4%
S. America	643	608	35	5.8%
Australasia	221	214	7	3.3%
IS	539	541	-2	5.7%
Corporate	172	169	3	1.8%
Total	12,607	11,937	670	5.6%

16.          Can you provide an update for capex guidance for C08?

At this stage, we still think that the $85 million figure reported in our latest 10-Q is as good a number as any to go with for the time being.

17.          Please provide the year-over-year volume growth trends for airfreight and ocean freight for February, March, April, May, June, July, and August (if available).

Here are the month-over-month volume growth trends for the first 7 months of 2008.  August amounts have obviously not been finalized as of the date of this 8-K.

	Ocean Freight	Airfreight
January	12%	12%
February	-2%	9%
March	13%	4%
1st Quarter	8%	8%
April	1%	10%
May	6%	22%
June	3%	-5%
2nd Quarter	4%	3%
July	2%	2%

18.          For the past 3 quarters revenue growth in China has slowed, is this region getting more competitive or is there another reason for the decrease in growth rate?

We think that a combination of factors, not just any one factor, explains the reason the growth rate in China may have slowed.  We do not believe the region becoming more competitive is among them:

•      Traffic, both air and ocean ex-China, is down year-over-year for the market in general. This has more to do with buying patterns, ex-China and the state of the global economy, than it does with the competitive lay of the land.  Fortunately, we seem to have bucked the trend.

•      There are a number of things that are going on right now in the global economy, the convergence of which creates a rather unsettled environment.  Fuel costs, bruised consumer confidence fueled by the subprime mortgage debacle in the United States and its spillover into Europe, tensions and wars in various countries in the Middle East and Eastern Europe, all combine to create feelings of insecurity, causing people to buy less in general, which eventually shows up in how much factories will produce…and if it’s not produced it can’t be shipped.  As orders slow, it’s only natural that the country with the most prolific manufacturing growth in the last decade would be affected first.

•      Widely reported cost increases in China’s major and entrenched manufacturing areas is said to have made producing in other areas like India, Mexico, Indonesia, Thailand or Vietnam more attractive.  While this may be true in the short-term, China has vast, untapped manufacturing potential.  We think that a move to underestimate China’s potential, or to assume its best manufacturing days are behind it, would be a serious mistake.

19.          There was a better than expected ramp in revenue in air freight in the quarter, was that the case as well in net revenue as well, or was it a factor of higher prices being passed along to your customers?

Better-than-expected by whom?  We actually expected to have done a little better in both net revenue and in gross revenue.  Our main challenge, DOJ investigation aside, was to be able to pass through carrier surcharges in some kind of rational way.  We seemed to have accomplished that fairly well.

When we did our internal budgets, we anticipated slightly more volume, but did not anticipate the increase in transportation costs to be as high as they were.

20.          Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the second quarter?  Were there any particular end-markets that showed areas of strength/weakness during the quarter?

Freight volumes, as a whole, were ahead of last year in both ocean and air (see the response to question 17 above).  Exports from the U.S. were up.  Exports to Europe from the U.S. and Asia were up. Exports from Asia to North America were down very slightly for us on the air side, but remained up on the ocean side…in the face of a market that, on an overall basis, was down from the prior year.

21.          How would you characterize the relationship between demand and supply currently for both air and ocean freight?  What were the pricing dynamics in the 2nd quarter 2008?  What was your ability to pass along fuel surcharges and any prices increases during the quarter?

There seems to be manageable capacity in both ocean and air.  The price of fuel and the grounding of fuel-inefficient planes pushed airfreight prices up during the 2nd quarter 2008. The implementation of the floating bunker fuel concept also raised ocean prices.  In the aggregate, the increases in net revenue, would indicate that we were successful in adequately reflecting price increases from our carriers in the sale rates offered to customers.

22.          We understand you do little in airfreight shipments with U.S. based passenger airlines.  However, what has the impact of less U.S. carrier belly space had on your business, if any?

We move approximately 75% of our freight on what we refer to as our “elite 19” air carriers, several of which are U.S. passenger air carriers.  While we move the majority of our freight with non-U.S. air carriers, for the sake of clarity, we have to say that we move more than “a little” freight on U.S. carriers.  In fact, we think that all the U.S. carriers with whom we work would say that our volumes with them are “substantial.”

While there are some capacity management issues, we haven’t come across anything that we haven’t been able to deal with by arranging some credible alternative, be it in the charter market in non-transpacific routes, or by seeking alternative means of transport.  That said, these are the kinds of issues we feel comfortable addressing and resolving for our customers.  The reduction of U.S. carrier belly space here had a more profound impact on domestic airfreight markets…where other alternate means of transportation exist.

23.          If industry international freight demand begins to slow, how quickly have net revenue margins historically be able to star to expand?

That depends on the time of year that this slowing occurs and what the other factors in the market, like asset capacity, are doing.  To date, the industry has been taking inefficient and soon to be replaced capacity out of the market at a rate that must be roughly commensurate with the softness that people are talking about having experienced.  Were there to be an unanticipated surge in freight volumes, things could, however tighten very quickly on a number of critical lanes. By the same token, a drop in freight volumes could result in lower freight rates in the short-term, but is also likely to result in the parking of more planes.

24.          Please provide some color on second quarter net revenue growth and operating profit margin dynamics on each of your three key regions (Far East, U.S., and Europe) during the 2nd Quarter 2008?

If one limits their analysis of these 2nd quarter results to just a review of the main markets, it would be very easy to overlook what we think is one of the more significant stories of resiliency and balance that has become the hallmark of Expeditors.  Just as an example, let’s look a little more closely at the growth in our smaller, but established, markets.  The South Pacific (Australia and New Zealand) was up 55%, the Middle East and “other” North America (Mexico and Canada) were up 28% and 11%, respectively.  Latin America was up nearly 51%.

Operating ratios (operating income divided by net revenue) were not significantly changed in North America and in Asia from those noted in the 2nd quarter 2007.  Operating ratios in Europe in the

2nd quarter 2008 increased 143 basis points from those recorded in the same period in 2007, primarily due to productivity initiatives that allowed more new business to be added without a commensurate increase in staffing costs.  The U.S. has continued the trend of strong export growth it has enjoyed in the past while China, being a big part of the Asian engine, is actually down modestly on a year-over-year basis in airfreight export tonnage.  The business growth in other Asian locations (in our business units) compensated for this minor slow down.

Operating margins in the South Pacific, Latin America and the Middle East showed significant basis point increases of 428, 360 and 125, respectively.  These increases were also driven by efficiency objectives that allowed more business to be absorbed across fewer people, on a unitary basis, than were employed in the 2nd quarter 2007.

A cynic might say, “So what! These entities together only represent approximately 15% of your net revenue and operating income.”  Those of us who have been around Expeditors and this industry for a while, see this kind of quarter-over-quarter growth in these markets as a significant trend.  It provided an illustrative example of how these “other” geographic locations (that don’t get as much of the attention because of their size related to the U.S., Europe and Asia) can make a real contribution.  On closer scrutiny, one will note that these “other” geographical units, in the aggregate, contributed slightly more than did Europe—and Europe had a good 2nd quarter 2008. They are important to our network, and they are important to our growth potential.  When they are all pulling the same direction, as they did this quarter, putting up year-over-year profitability gains such as these sends a strong motivational message to the entire Company and is not an insignificant determinant in how well we do.

25.          Could you please indicate if you have seen a shift from import activity into the U.S. to export activity?  If so, how has this dynamic affected your business?  Are you as strong on U.S. export freight lanes?

We have seen a strengthening of exports from the U.S., as one would expect to occur when a currency weakens relative to other world currencies as much as the U.S. dollar has weakened over the last several years.  Since we are a full-service logistics Company, we have to have “pitch and catch” capabilities in all our offices…one offices export is always another offices import…two sides of the same two-way mirror as it were.  Accordingly, the increase in U.S. exports has not dynamically affected our business…other than it has resulted in our processing more export shipments.  Since we already have very robust air export capabilities (see also the response to question 5), the increase in U.S. exports has been a welcome development to our air export and air gateway departments.

26.          Is it still fair to say roughly 60% of your business is on the Asia to U.S. freight lane? What is the approximate mix between import and export to the U.S. for Expeditors?

Approximately 59% is about right for our ocean product, with 95% of that being outbound from Asia and inbound to North America.  It’s only about 30% for airfreight, with 79% of that being outbound from Asia to North America.  This mix between imports and exports, on a per kilo moved basis, into the U.S. looks to be approximately 4 (imports): 1 (export) for airfreight and probably is 5 (imports): 1 (exports), or maybe even higher, for ocean.

27.          Could you please describe what opportunities and growth Expeditors’ is experiencing on the Asia to Europe freight lane and Intra-Asia?

The Asia to Europe freight lane has continued to be very strong throughout this quarter, particularly on a relative scale to what has happened to that market in general.  Intra-Asia, while not as strong growth wise as we experienced in 2007, still remains strong for us.

28.          We previously understood DOJ related legal and compliance costs should moderate the second half of 2008, is this still the trend?

Hope springs eternal!

29.          What, if any, has the impact of more airline carriers paying fines related to the DOJ and EU fuel surcharge investigations had in your dealings with the investigation?

We don’t believe that there has been any direct impact to us from these settlements.  There obviously have been a lot of indirect effects…we’re actively co-operating with the DOJ to comply with the Federal Grand Jury subpoena.  We can tell you that the subpoena is very comprehensive and requires a tremendous amount of information gathering, which is both expensive and time-consuming. At the end of the day, what else can we do but comply…and we’re doing our very best to comply, as our legal expenditures for 2nd quarter 2008 should attest.

30.          Please help me understand more about the Far East segment. It is your largest segment by gross revenues but slowest growth in 2nd Quarter 2008 (just 4% net revenue growth, 2% profit growth). Does this reflect the weakness of demand from the Asian-North America trade lane, or weakness intra-Asia, or even Asia-Europe, or all of the above? Any thoughts you have on prospects for this segment would be appreciated, as it relates to your exposure to Asian demand, or whether OECD import demand is more relevant.

One thing that people fail to comprehend as they work on understanding Expeditors’ (and probably non-asset based logistics providers in general) business model is just how truly symbiotic and dependent we are among our regions and our other offices.  It is very difficult, in fact it may be impossible, to mathematically excise a geographic segment of Expeditors, subject that geographic segment to unilateral and one-dimensional analysis and actually draw any cogent conclusions as to what a true “stand alone” scenario would look like. When you say weakness, however, you must put that in some sort of context.  Yes, we’d like more business…everyone would. The fact that things are not growing as fast as the prior year does not, in and of itself, constitute weakness.  There is still a tremendous amount of business out there.  While we seemed to buck the trends generally speaking,  Asia to North America probably has the lowest growth rate (in fact it was negative growth for the quarter), Inter-Asia is probably next from a slower growth scenario, while Asia-Europe appears to be the strongest growth rate of the three.

31.          Why is the segment’s net revenue margin so low (14%), and the operating margin so high relative to all other geographic regions? Is that operating margin sustainable (I get a45% operating margin using profit/net revenue, down 1% year over year)?

The comparative differences in the net revenue mix is a function of our product mix.  Asia has a much more export focus than does North America.  Because of the way that revenue is booked in this business (all costs and all revenues recorded at origin) and because of the way profits are split between origin and destination offices (a fee recorded at destination as commission or profit share revenue that is recorded at origin as a component of origin consolidation costs), net revenue margins can vary widely.  These variations are based significantly on the office’s product focus.  For instance, since Asia, generally, is more export than import oriented, it will have a rather low net revenue margin…because it has revenues and it has costs that need to be deducted to derived net revenue.  In North America, for instance, where they are much more import oriented, their profits from inbound airfreight is only recorded as a fee-based component of gross revenue…but there is no offsetting costs against it…its just a fee…which means an net revenue margin of 100% on this business.  So where you have a larger percentage of business that is fee-based, you will have a higher operating margin.

As to the second part of your question, operating margins, as opposed to net revenue margins discussed in the previous paragraph, are a function not of product mix, but of the relative ratio of overhead costs to deliver the services to the net revenue derived from the services.  Asia typically has much lower labor costs…a fact that is reflected in their 45% operating margin compared with the U.S. operating margin of 22%, which, as you know, has much higher operating costs.  We’re very happy with both of these ratios in these specific markets.  If you look at our history, you’ll note that as a Company, our operating margins are among the highest in the industry and, except for this quarter, have actually expanded quite strongly over the past 10 years.  Not to engage too much in what we call the “IF Game”(1) but IF you were to have added back the effect of the $5.3 million in legal fees to our reported 2nd quarter 2008 statement of earnings, we would have shown an increased operating margin then as well.  Since we are so interconnected and symbiotic, the fact that operating margins might flop around 1% or so in the various geographical reporting areas doesn’t concern us if the Company is advancing or maintaining its operating margin in its entirety.

32.          Can you give some more insight into the $5.3m in legal expenses incurred in the quarter?  I understand that it is related to the ongoing DOJ inquiry, but it seems to be a fairly large increase from last quarter.

We think we have explained this enough and refer you to our response in question 10.  Yes it was large.

33.          What is your outlook on capacity additions for both air and ocean over the next 2-3 years?  Can you also discuss your volume trends through 2nd Quarter 2008 and so far in July and August?

We think that we’ve addressed the historical volume trend question readily enough.  The capacity trends over the next two or three years are really anyone’s guess right now.  There is a tremendous amount of new hardware scheduled to come on line over the next 2-3 years…both airplanes and ships.  This has been pretty well documented in the trade press and even in the some of what has come to be referred to a “the main stream media”, if such a thing still exists.

The great unknown is really what air carriers and steamship lines will do with the existing capacity.  That old temptation to convert old passenger aircraft to dedicated freighters is not an option.  Before fuel costs shot into the stratosphere and the audit crunch descended upon us, a couple unemployed freight forwarders or air cargo salesman with a few business cards from a couple myopic bankers (or a tame leasing company) assisted by a bookkeeper masquerading as a accountant could pull that trick off with regularity.  Today,  some of these older planes are so fuel inefficient that at these fuel price levels and rates in the markets, they can’t even cover variable operating costs…i.e. the more you fly, the more you lose.  To an extent, the same kind of issues effect ocean freight capacity as newer, larger, faster and more fuel efficient ships replace the old ships.

34.          We have heard that air carriers increased base rates during 2007’s fourth quarter in order to offset rising fuel costs, which is a departure from simply adjusting the fuel surcharges.   Has this trend continued? Apparently it is much easier for forwarders to pass-on fuel surcharges than to pass on an increase in the base rate. Is this correct and if so is this an issue of timing or have the carriers and the shippers pushed back on forwarders simultaneously? Any color on pricing in particular Trans-Pacific Air would be helpful.

The short answer is that we did not experience what you apparently heard had occurred during the 4th quarter 2007…and for the 1st quarter 2008.  Towards the end of the 2nd quarter 2008, we did see some upward movement of base rates and surcharges by several carriers not involved with the main transpacific Asia-Europe routes. What we did experience though, and what we typically experience during the peak airfreight season (generally September through December [that would be our 4th quarter], but it can and has started earlier than October and extended beyond December well into January, as it did this year), was what is called a “PSAF” (the acronym for Peak Season Adjustment Factor) increase.  This was not imposed, as you suggest, to offset rising fuel costs.  Rather, it was done, for the reasons that it is always done, and that is in recognition of the fact that peak seasons create situations where more freight is moving by air than there is space available on the airlines to move it.   In essence, it becomes an air carrier’s “seller’s market.”  It is important to

(1) In “polite parlance” one version of the  “If Game” goes ‘If the dog hadn’t stopped at the fire hydrant, he would have caught the rabbit’.

understand that the PSAF is not a surcharge that is added on top of the existing airfreight rate, it is a percentage by which rates are temporarily increased.  By adding a PSAF to the (ostensibly) non-peak airfreight rates, carriers maximize their profit potential and manage their space allocations by inviting Adam Smith’s invisible hand to provide a rationing mechanism for airfreight shippers.  It also ostensibly provides transparency to how much the increase is so that when the peak season is over, one can see it return to whatever pre-peak season rate was in place.  The PSAF factor can differ from carrier to carrier, both in magnitude and also as to when it starts and when it stops.  Nothing says that there always will be a PSAF every year.  However, particularly recently, it is more usual than unusual to have a “PSAF” imposed at some point during the last several months of any calendar year.

As for the rest of your question, it is our observation that in your quest for content, your question lacks a certain amount of congruence.  You begin asking about “carrier” activity then make a statement about surcharges apparently being easier for “forwarders” to pass-on as compared to increases in base rates.  This left us wondering if you understood the difference between “carriers” and “forwarders”.  Not being a “carrier”, we can only speculate as to why carriers, several years ago, elected to initiate price increases via a fuel surcharge mechanism rather than a series of general rate increases.   A surcharge implies that if and when fuel costs abate, in whole or in part, some mechanism already exists for the fuel surcharge to be adjusted downward.   It is the carriers, however, not the forwarders who elected to use this methodology.   We buy our space from carriers (and pay that surcharge by the way) and accordingly we need to recover those costs from our customers—or it will erode or own margins.   Given the magnitude of the fuel surcharge increases, it would be economic suicide for us to absorb them.  Because the air carriers elected to utilize a surcharge mechanism, market-place expectations that rate increases or decreases can occur only in reaction to increases or decreases in fuel cost surcharges became a fact of life, almost to the exclusion of any other factors.  Customers became increasingly suspicious of fuel surcharges, of any kind, and particularly in the case of fuel surcharges, have demanded some kind of objective proof that fuel charge increases were in fact tied to some kind of carrier announced surcharge philosophy or program or index.  The reality of those expectations makes it difficult to ignore the role those surcharge mechanisms play in overall pricing negotiations with customers.   The carriers didn’t consult with us concerning our preferences.  They were primarily interested in making sure that they could recover the costs of increased fuel costs and that increases enacted charged to their customers (and that would be us by the way) and not be eroded unless fuel prices fell in a commensurate amount.  Had there been some kind of a public forum to debate the matter, (and we’d been allowed to participate) we would have stated our opposition to this kind of a mechanism.  We would have preferred the carriers to have simply raised their rates, to whatever level the market would bear. It might well have been a harder sell, but it is our belief much of what the carriers have been through the last two years came about as a result of having chosen to use an index-based fuel-surcharge mechanism.

To us, simply raising the rates seems to be a much more logical approach than does the “tip-toe-through-the-tulips” surcharge strategy.  No one likes higher prices.  Trying to finesse people into a way to feel better about something they don’t want to pay and/or won’t like, rarely works—in theory or in practice.  Focusing on the reality of the alternative is ultimately the only way to gain acceptance.  Take a trip to the dentist for instance…at its very best, even if you receive a clean bill of oral health, it still results in an hour  spent  lying on your back with a bright light being shined in your eyes.  As if this weren’t difficult enough, you have to endure having a series of people shove instruments and fingers into your mouth. To further exacerbate the discomfort, they typically torment you by asking questions to which you have no ability to answer, between gags… even if you were so inclined to do so---and again, that’s the good part, if you have no cavities.  If you are unfortunate enough to have the dentist discover a cavity, the entire experience just goes “downhill” from there.  Yet, we, or at least most of us, willingly subject ourselves to this ritual on some kind of a timely basis (usually every 6 months if you take your dentist’s advice).  We do this because the alternative image of spending the rest of our lives sucking some kind of a grain-based gruel through a straw because we have no teeth with which to chew anything solid is a vivid and understandable-enough reality, that we’ll gladly sign up for a semi-annual oral inquisition.  We suspect that no one, however, would completely stop going to the dentist if the cost of a dental appointments rose sharply.   They might go less often, but bringing this back to a fuel perspective, a future with no air carriers would be rather bleak.  From an ability to make money moving airfreight, carriers, particularly those providing the critical all-cargo freighter service, must be able to raise their rates to cover critical operating costs, like fuel, in order to make profits.  It shouldn’t take a Nobel laureate in economics to figure out that without profits, they cannot be expected to continue to provide the service.

The cost of fuel is a serious issue.  Historically, fuel has been 15% of carrier operating costs. Today, it is estimated to be substantially over 40%.   The carriers all have a very strong motivation to increase their charges and increase their profitability…like wanting to avoid bankruptcy and stay in business.  As we write this, despite being entreated by some customers to do so, we’re not even sure how we’d push back on the carriers on this surcharge issue.  We suspect asking the carriers, who are already struggling in most cases, to adjust their surcharges downward, or to not charge their fuel surcharge altogether, would meet with very stiff resistance for all the reasons noted.  What voluntary acquiescence is to timely and periodic teeth cleaning is to the sustainability of a mouth full of teeth into your old age, paying market based rate for fuel is to ensure future air carrier capacity.   If push back is occurring from the shippers, and it certainly has to some degree, it is a predictable reaction to higher costs in an environment where lowering costs every year has become the expectation…and in a lot of a cases, a prerequisite to survival.  However, even if you buy into the fact that you need to get your teeth cleaned on a timely basis, there may be justifiable reasons in your life that would encourage you to skip a treatment now and then…as in when the price for the cleaning continues to escalate to the point that your dental plan no longer covers the costs of the cleaning.  If the rates you pay for airfreight services aren’t sufficiently valued by the market to allow carriers to operate at a profit, it doesn’t take a very long time before there are no carriers in the market place to carry airfreight.  To create an even sharper focus on the urgency of air carriers to cover runaway fuel costs with these higher surcharges (which were much higher than most anyone had dared to predict), the IATA said on the 25th of August that, according to their predictions, the airline industry could generate aggregate losses in excess of $6 billion for the year 2008.  This contrasts with the optimism with which this year began when air carriers actually anticipated a second consecutive profitable year of operations.  Coming on the heels of 6 consecutive years (2001-2006) of losses, this recent turn of fortunes has understandably caused a great deal of consternation. But, at some point in time, you must accept the reality that, regardless of how expensive or how unpleasant routine teeth cleaning is, it will always be less expensive then reconstructive dental procedures…or the alternative cost of a life spent without teeth.  The same holds true for paying for dedicated airfreight services.  In short, this has all the potential to be an economic knife-fight among the three interested parties (air carriers, shippers and forwarders).  The part that makes it a potentially nasty knife fight is that all the parties feel that they are fighting for their own well-being, if not their survival.

As for pricing on the transpacific, basic airfreight sell rates are still very comparable (within 10 cents in a lot of cases) of what they were running nearly 10 years ago.  Fuel surcharges, on the other hand, which didn’t exist 10 years ago, are running at nearly $1.50 per kilo from some of the larger Asian origins.  Perhaps a quick and dirty analysis might give us some additional perspective.  If one were to go back 10 years, oil was selling for $15 per barrel, compared with $114 per barrel currently (an increase of 660%)…and jet fuel was selling for $.47 per gallon, as compared with approximately $3.20 per gallon this week (an increase of 580%).  When one includes (properly we would add) the $1.50 per kilo fuel surcharge on top of the current base airfreight sell rates on the transpacific routes, airfreight rates per kilo actually paid by our customers have risen only about 70% during this 10-year period.  Based on those figures, we think it is very difficult for someone to make the argument that increased airfreight rates, even with the surcharges affixed, are not reflective of the reality of what is going on with the increases in prices of oil and oil-based derivative products in the energy markets.  In fact, while no one seems to be comforted by this piece of information, with respect to the relative price of fuel over the last 10 years, the increase in airfreight rates during that time, even with surcharges in place, is only a fraction of what the increase in jet fuel or oil has been and the commensurate increases in carrier operating costs.  Oil rates have fallen over the last several weeks.  As the prices fall, these lower costs are rippling through the economy and eventually will result in lower rates…but how low is still not determinable…and smarter minds than ours spend a lot of time worrying about this…and they get it wrong more often than not.

In final summation, the one thing we should all be able to agree upon is that neither the carriers, nor the shippers, nor the forwarders can set today’s global price for oil.  The global market place does that for us and how we engage the realities of the market place is the primary determinate of our destiny.  Too often the focus on the cost of fuel is relegated to passionate, albeit sterile, debates focused on who should pay for it, as opposed to the real substantial dialogues we should be having about what we can realistically do about operating in an environment of rising energy costs.

35.          I am a current shareholder. More importantly, my mother is a current shareholder based upon my recommendation. I recognized that you, for good reasons, may not think much of analysts but I have several questions based on the Qualitative Risk Assessment I happened to read in the S&P report on you I accessed through my TD Ameritrade account.

“Our risk assessment reflects that EXPD operates in a highly cyclical industry and is exposed to currency and global economic risk. We see its communication style as an additional risk. However, we think EXPD has a diversified stream of air, ocean, and customs business, and we also believe the balance sheet is strong, with no debt and a relatively large amount of cash.” As a result they conclude that Expeditors is a medium risk even though it is rated at A+ under the S&P quality ranking.

We feel the need to clarify your point that we “may not think much of analysts.”  There are a number of analysts of whom we think quite highly.  The issues upon which we have taken public exception with an analyst or two have been limited to those instances where we felt broad sweeping generalizations or outright misstatements of facts (either intentional or unintentional) were made in a manner that were, in our opinion, potentially misleading to our shareholders, to our employees and/or to our customers.  In those instances, regardless of perceived motivations behind the generalizations or misstatements, we have reserved the right to set the record straight…and in some of these instances, if we see no reason to wear kid gloves, we may have resorted to some verbal “bare knuckles.”  When it comes to someone else trying to define who we are, we view investor relations responsibly, as a hockey match…sometimes at the end of the day, the gloves come off…you spend some time in the penalty box, and then back on the ice...and hopefully after the match everyone realizes that we all have a job to do and these things shouldn’t be taken personally.  That is one reason we do not publish names of those who submit questions.

1) If your industry is so cyclical why do your earnings keep growing rather than going up and down?

There are two ways we can answer this question. The first is to assume that the author who wrote this S&P Qualitative Risk Assessment (QRA) report (we’ve not seen it by the way) didn’t entirely know what they were talking about.  The second is to assume that whoever wrote the S&P report only thought they knew what they were talking about, but were wrong.  We grant you, that is a subtle distinction on the face of it, but answering the question from these two different frames of reference gives the reader a little more insight as to how we see the issue of cyclicality.

Let us first address your question from the vantage point that that the author of the QRA report only thought they knew what they were talking about.  From our perspective, our business is no more cyclical than is the general economy, in fact, we think some elements may actually be less so.  Being labeled as “cyclical” when you are not, is somewhat like being misdiagnosed as having been afflicted, albeit erroneously, with some kind of a loath social disease.  The unfortunate part of this kind of a misdiagnosis is that the speculation and curiosity over how you could have been so afflicted far overshadows, and will be more damaging than will the reality of, any physical effects that might occur.  From Econ 101 we learned (or should have learned) that the general economy does not grow linearly, but rather through a series of expansions and contractions.  Since on a grand scale, the entire economy is cyclical…it would only stand to reason that those enterprises which compete in that economy are also somewhat affected by these cycles.  So…cyclicality is probably unavoidable…and what should properly be assessed is just how sensitive to cycles a particular entity might be.  When we assess our own cyclicality in light of the experiences we’ve had here during the last 30 years, we would note that growth has been stronger when the economy has been stronger, but growth has generally only been in the sub-10% range when someone decided to have a war somewhere on the planet or some kind of external influence affected us.   In fact, even despite those economic downturns, we seem to have done better than the economy in general…so, we renounce the “cyclical” moniker, even when bestowed by some ghost writer of some QRA literature for the S&P 500.  We would also throw in here that, as we have expanded our global network over that past, nearly 30 years, we have increased our exposure to the global economy.  We believe that this increased global exposure somewhat reduces the cyclicality to which we may have been exposed by creating what, for lack of a better term, we’d label “a portfolio effect.”   For example, when the local currency weakens in a market that we have traditionally been more focused on providing import services, export opportunities typically emerge that will at least partially compensate for any slowing of import business.  Having offices in major and minor markets globally allows us to insulate the Company, to some degree, from the economic concerns of any one country.

Let us now address your question from the vantage point that the author of this report didn’t entirely know what they were talking about.  The distinction between these two answers, being that, in the response above, they were mistaken in their general assumption that we are cyclical.  It might  well be, however,  that  since we’re answering this part of the question from a vantage point that whoever  wrote this report didn’t actually know what they were talking about, you could come to the conclusion that they merely misapplied some terminology (i.e. cyclical versus seasonal). In other words, what has been stated as “cyclical” might in actuality have intended to be written as “seasonal.”  We would not quibble with being described as seasonal…we are…again, as is the economy in general.

2) What is wrong with your communication style? Do you think they are just referring to the way you answer questions like mine rather than speaking directly to analysts? Or is it something completely different like using Microsoft Outlook for your intra-office e-mail?

First off, we don’t use Microsoft Outlook as our intra-office (or extra-office for that matter) e-mail solution.   For better or for worse, we’re a Lotus Notes shop.  While again we have no way of knowing precisely what the Shakespeare of S&P meant when he or she penned the “additional risk” comment relating to our communication style, we suspect they were referring to our use of this 8-K forum to respond to investor queries.  We would speculate that on the planet of S&P preferred prose, the ability to blandly say nothing in an appropriately sterile telephonic conference call is perceived as a lower-risk form of communication than is our style of communicating via an 8-K.

Not surprisingly, we disagree.  If our communication style is considered by some S&P analysts to be “high-risk” for being as frank and direct as possible in responding to shareholder queries, then we have to wonder what the ideal standard for shareholder communications is supposed to be.  It may be perceived as “high-risk” for the company, but it would seem to us to be “lower-risk” for the shareholders to actually be able to ask a question they are concerned about and receive an answer that addresses their question, not blandly satisfies some corporate titan’s penchant for safety.

3) Finally, a non-S&P related question: Has anything interesting and entertaining happened recently that would make a good story for us? If so, please tell us the story.

This business is always interesting, but we’re not sure that we see what goes on as entertaining, per se.  Given that one of our core values is “sense of humor” there is no end of things that make us smile.  That said, entertainment is not what we do.  As they say, truth is stranger than fiction.  We merely attempt to tell the truth about situations as we experience them...and if that is entertaining to the beholder, then so be it.  The difference between a “good story” and a personal catastrophe is often a matter of perspective, and in the final analysis, there is never anything funny about a customer not getting what they need, when they need it, regardless of the circumstances.

36.          Could you please tell me the year that KPMG was first engaged as your outside auditors?

KPMG and KPMG’s predecessor firm (Peat Marwick Mitchell & Co.) began serving as our independent accountants in 1982…we think—it is possible that they provided some consultation before that, but since not a lot was going on before 1981, there aren’t a lot of records around to support that.  They were definitely our independent auditors for our IPO in September 1984 and have been with us ever since.   Somewhere in the late 1980’s, as part of the global amalgamation of international accounting firms, Peat Marwick Mitchell & Co. tied up with another firm called Klynveld & Goerdler and the resulting firm became known as KPMG…and has been KPMG ever since.

37.          Has the high price of jet and bunker fuel caused some of your airfreight and ocean freight suppliers to cancel or alter routes to conserve fuel?  If so, has that significantly altered the capacity landscape or is there still enough capacity in the market that there hasn’t been a noticeable impact?

Carriers have always managed to their capacity.  They seem to be doing so right now, and doing it very skillfully.  Currently, there seems to be enough capacity in the market, but we don’t think anyone would say that there is an overabundance of that capacity.  Much of what is being squeezed out is the idle capacity…old planes and routes with inconsistent traffic…and that promotes efficiency…even if reducing selection.  The fact of the matter that people need to understand is that airlines are a business, and businesses need to turn a profit…without profits, they can’t exist.  While it seems rather simplistic to say, selling customers rates for less than your costs doesn’t create profits…it creates losses…and when you are generating losses, you have to accept the fact that somehow either the market value of your service is not profitable and you need to get out of the business altogether…or you have to raise your prices.

38.          At $3.00+ gallon jet fuel, it’s our understanding that many of the wide-body freighter planes (the747-200F, for example) are operating at a loss.  Have you seen any capacity leave the market?

Carriers are being very judicious in how they commit their assets in the current chaos of the logistics market.  Some carriers have been very public in announcing that they will park and/or re-deploy assets in response to higher fuel prices and/or shifting levels of demand.  If one thinks about it, the fact that air carriers would try to maximize overall operating income by trying to optimize asset utilization shouldn’t be surprising.  Airlines aren’t a charity and it is somewhat myopic to think that they would continue to provide uninterrupted services to a variety of markets while generating operating losses.

The increase in fuel costs has placed many carriers in a position where they need to evaluate, very carefully, whether or not the potential for profit will mitigate their operating losses or merely increase them.  At some point, when variable costs exceed potential revenue, it  is more prudent to park the plane and absorb the fixed financing and depreciation costs as a known loss than it is run the risk of increasing the operating losses by operating aircraft in an environment of rising costs and declining, or at least stagnant, revenues.   It doesn’t take real sophisticated econometric forecasts to project what happens when the music stops and you’re two chairs short of having places for everyone to sit.   Airlines aren’t going to play in a game of musical chairs where the odds of finding a place to sit are nil.

39.          I first purchased Expeditors shares in July of 2005.  I continue to purchase shares in Expeditors on a regular basis.   However, I was unable to attend the company’s annual meeting on May 7.  Could you please provide a summary of: the commentary made, the questions asked, and the answers given at the meeting?

Sure.  Basically the meeting was called to order by Peter Rose, our Chairman and Chief Executive Officer. After some introductions of newly promoted employees and the Board of Directors, the business of the meeting was transacted.  Results of the shareholder votes on the 2008 Proxy proposals can be found in “Item 4. Submission of Matters to a Vote of Security Holders” of our Form 10-Q for the 2nd quarter of 2008 which can be accessed on the Securities and Exchange Commission (SEC) site at www.sec.gov.

Once the formal business of the meeting was over, a video produced by our Atlanta branch, who won the 2008 Global Branch of the Year Award, was shown.  We should explain why this was noteworthy.  Every year, a “Branch of the Year” competition is conducted among the branches at Expeditors.   Senior management of the Company nominate three branches from each of our major regions (Asia, Americas, EMAIR, and South Pacific) according to a set of fairly rigid criteria…all intended to reinforce branch progress against Expeditors’ mission statement, which is:

“To set the standard for excellence in global logistics through total commitment to quality in people and customer service, with superior financial results.”

After the video, Mr. Rose took questions from those in attendance.  In contrast to prior years, there weren’t too many questions…none of which were “new”…basically questions about office openings (30-50 over the next 5 years) and what shareholders can expect from for Expeditors in the future (“more of the same”).

We know that this may not sound very glamorous or exciting, but being consistently boring or boringly consistent has always been our goal.

40.          This has been explained in an 8-k in years past, but would you please explain again the dynamic of how revenue and net revenue gets booked/allocated to a particular branch/region?

Rather than rehash this here, why don’t you refer to response #7 on our 8-K dated, 04/16/01.  It can be found on our public disclosures archives at www.investor.expeditors.com (click on SEC Filings).

41.          In the 1st Quarter 2008  press release you mentioned $1.6M in legal costs related to the DOJ investigation and class action law suit. Does this amount represent a reasonable quarterly run rate through the remainder of the year?  Were the non-legal fees you had described previously included in the $1.6M (e.g. data tapes, DOJ compliance-related consultancy fees, etc.)? Is there any update on the investigation?  Are these costs likely to diminish after the initial stages of the investigation have passed?

Please refer to our response to question 10, our optimistic response to question 28 and our short response to question 32, which all address this question.

42.          Rent and Occupancy Cost on an absolute basis rose nearly $2M from 4th quarter 2007 to 1st quarter 2008, what is this attributable to?

This is a combination of having leases with escalation clauses in them, having more offices with rent and increases in property taxes. You will note, however, that both the 1st quarter and the 2nd quarter of 2008 amounts are very comparable.

43.          One of your international forwarding peers has noted their expectation for Air and ocean freight yield growth during 2008, does this conform with your expectations?

Sounds like a prediction…we don’t typically do those…and we definitely don’t do them for a year in advance.  If our peers want to predict yield growth in an environment like we are now working in, then more power to them.  They’ll either be wrong or right.

44.          On a regional basis, gross yields in the Far East and Australia/New Zealand declined notably on a year over year basis despite the fairly easy comparisons, what was this attributable to?

We’re not precisely sure what you’re asking.  If by gross yields you mean net revenue divided by gross revenue, then we’re not sure their decisions concern us at this moment.  The Far East is explainable by the increased commission amounts paid to destination offices on the Far East’s gross revenue, which includes higher surcharges as a component of that gross revenue.  With Australia/New Zealand, we don’t think the yield variance matters in light of the favorable growth in operating income as a percentage of net revenue.

45.          Could you provide the reason for the slowing EBIT growth in the Asia region?

As for “slowing EBIT” (again, as noted in our responses to questions 3 and 14, we use operating income as opposed to EBIT to measure operational efficiency) growth in Asia, this is primarily a function of two things, last years victory becoming this years hurdle…and, on the airfreight side, the way we share commissions with the destination offices.  Air and ocean tonnage ex-China is down in the general market.  And while we’ve bucked the trends, growth isn’t as strong as prior years.

46.          Your cash balance jumped materially higher in the 2008 1st Quarter.  Was this a function of timing or is there another explanation?

And that was a bad thing?  The 1st quarter typically has very strong cash flow, as seasonally, the volumes of business drop off from what is the highest levels of activity, into a period of the lowest.  The result is that much more cash is collected than is paid out, and when that happens, the money piles up.  We kind of like the fact that it does…we saw nothing historically aberrational at all in the 1st quarter numbers.  We did think it odd we weren’t asked about the 2nd quarter Statement of Cash Flows.  Because of changes in the rules surrounding the calculation of and payment of Federal estimated tax payments, we will be making those payments throughout the year, more ratably than we had under the rules that were previously in place.  That resulted in our paying out nearly $24 million more in estimated tax payments the 2nd quarter of 2008 as compared with the same period in 2007.

47.          Effective September 1st, Air France and KLM Cargo will begin using a mileage-based fuel surcharge mechanism. How does a mileage-based rather than weight-based surcharge from your air carriers change how you pass through surcharges to customers? Do you anticipate charging your clients in those cases per mile?

The mechanics of the way this surcharge will be applied will have the surcharge factored on a per mile basis.  It is our understanding that there will be a standard surcharge that will be discounted based on the length of the flight.  That surcharge, after having been appropriately adjusted for the length of the flight, will still be applied on a per kilo basis.  Given that we are using KLM-Air France in the long-haul market, this change is not expected to impact our buy-rates significantly, if at all.  Accordingly, Expeditors will not be modifying how we bill customers at this point in time except in those few instances where we have sold dedicated KLM-Air France services.  In those instances, we will bill the surcharges in the same manner that they are charged should the customer agree to implement this method.

48.          We have noticed that anytime any other company in your sector announces poor results, or issues a statement concerning problems, you’re stock immediately takes a commensurate…and sometimes more than commensurate beating than the company making the announcement…without any information or press releases having been released by Expeditors. Would you please share management’s perspective on this phenomenon or should I not be noticing what I think I’m noticing?

Thank you for asking this question.  We too have noticed the same trend, or at least we think we have, but don’t really like to talk about it, as it could be perceived as “whining.”  But since you asked, let us start with the premise that the stock market is an enigma to most people, particularly in the short-term, and we are no exception.  Some of the movements and gyrations that occur in our stock price from time to time are lost on us as well.

There are several possible theories (and we emphasize the word theories) for our stock reacting negatively when competitors, or companies that some analysts perceive as being competitors report information that is perceived negatively by the market (i.e. what we call “throwing up on their shares”).  We are highly institutionally held, which is typically a good thing in our mind, but can be a bad thing when we are a small holding of a big institution and that institution doesn’t totally understand what they own.  They may, in these instances, rely on short cuts to keep abreast of developments in the market.  One way that this plays out is that some investors will have us categorized as part of a particular index, either one to which we are generally assigned (as the Dow Jones Transportation Index) or to one they make up themselves.  Typically these indices will include our peers or other industries (like airlines) upon whom we are dependent to provide our service.  When there is bad news by one company in that sector, if investors don’t know what they own, they may decide to just sell off portions of their index to reduce their exposure to certain sectors.  Another theory could be that we’ve had a pretty good history of earnings and increase in stock value and some people have a lot of unrealized profits built up in our stock…in many cases above and beyond the profits they’ve made investing in some of our peers.  As they get nervous about news in the economy and problems in particular sectors are bantered about, they decide to cover their bets and take some profits.  An additional factor may be attributed to this being an election year. One candidate has publicly stated that he may increase capital gains taxes up to 28%, almost doubling the current rate.  Since there is a disproportionate amount of unrealized profits in our stock floating around out there held by our shareholders as compared with a lot of other stocks, it is not a far-fetched theory that some investors have decided to just take their money, or at least part of it, off the table for the time being.

This isn’t the first time we’ve had our stock treated this way. If you go back to 1997, when the Asian “Tiger” economies collapsed, anyone who could spell ASIA was punished…and we were as well.  We just kept doing what we do best…good customer service, employee development and biding our time.  After a while, despite our having told people in the investment community from the “get go” that we weren’t exposed to the devaluation of the currencies in these countries, Wall Street had an epiphany and decided, surprise surprise, that maybe we weren’t exposed after all and our stock advanced over several quarters based on strong earnings.

However, after having written all that, we still have to go back to how we started this response…which is “the stock market is an enigma to most people”.  Most people who get in trouble, get in trouble trying to explain what they can’t; and we certainly don’t want to be included as part of that group.  Hence anything we said above are our private musings and we have no intention of providing anyone with investment advice.  What we do believe, however, is that, in the long run, good companies are good investments.

49.          Given a greater cash balance than past cycles and a recent ten year low in the stock’s valuation, would you consider a more aggressive share repurchase than recent years?

Yes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 27, 2008	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

August 27, 2008	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer
(Principal Financial and Accounting Officer)